Exhibit 99.2
NOBLE CORPORATION
UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
     The following unaudited pro forma condensed combined statement of operations and related notes give effect to the acquisition by Noble Corporation, a Swiss corporation (“Noble-Swiss”), of all of the issued and outstanding equity interests of FDR Holdings Limited, a Cayman Islands company (“Frontier”). On July 28, 2010, Noble-Swiss and Noble AM Merger Co., a Cayman Islands company and indirect wholly owned subsidiary of Noble-Swiss (“Merger Sub”), completed the acquisition of Frontier. Under the terms of the Agreement and Plan of Merger with Frontier and certain of Frontier’s shareholders, Merger Sub merged with and into Frontier, with Frontier surviving as an indirect wholly owned subsidiary of Noble-Swiss and a wholly owned subsidiary of Noble-Cayman. The Frontier acquisition was completed in order to strategically expand and enhance our global fleet. The Frontier acquisition added three dynamically positioned drillships (including two Bully-class joint venture-owned drillships under construction), two conventionally moored drillships, including one which is Arctic-class, a conventionally moored deepwater semisubmersible drilling rig and one dynamically positioned floating production, storage and offloading vessel (“FPSO”) to our fleet. The purchase price was $1.7 billion in cash plus liabilities assumed. We funded the cash consideration paid at closing using proceeds from our July 2010 offering of senior notes and existing cash on hand.
     The following unaudited pro forma condensed combined statement of operations sets forth: (i) the historical information of Noble-Swiss and Noble-Cayman for the nine months ended September 30, 2010, which includes Frontier results for the period from July 28, 2010 to September 30, 2010, (ii) the historical information of Frontier for the period from January 1, 2010 to July 28, 2010 and (iii) pro forma adjustments assuming the Frontier acquisition had occurred on January 1, 2009.
     The unaudited pro forma combined financial information should be read in conjunction with, and are qualified in their entirety by, the notes thereto and with the historical annual and quarterly consolidated financial statements of Noble-Swiss, Noble-Cayman and Frontier, including the respective notes thereto. The unaudited pro forma condensed combined financial statement gives effect to the merger under the acquisition method of accounting. In the opinion of Noble-Swiss management, all significant adjustments necessary to reflect the effects of the merger and related transactions and financing have been made. Those adjustments were based on certain estimates and currently available information. Such adjustments could change as additional information becomes available, as estimates are refined or as additional events occur. However, management does not expect any changes in the purchase price or the allocation of such purchase price to be significant.
     The unaudited pro forma condensed combined statement of operations is presented for comparative purposes only and is not necessarily indicative of what the actual combined results of operations of Noble-Swiss, Noble-Cayman and Frontier would have been for the period presented, nor does it purport to represent the future results of operations of Noble-Swiss, Noble-Cayman and Frontier.

Noble Corporation (Noble-Swiss)
Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended September 30, 2010
(in thousands)

			Pro Forma			Pro Forma
	Noble	Frontier	Adjustments			Combined

Operating revenues
Contract drilling services	$2,081,075	$176,457	$(6,324)	(a	)	$2,251,208
Reimbursables	57,163	8,130	—			65,293
Labor contract drilling services	23,704	—	—			23,704
Other	1,449	—	—			1,449

	2,163,391	184,587	(6,324)			2,341,654

Operating expenses
Contract drilling services	845,870	108,583	—			954,453
Reimbursables	44,459	7,389	—			51,848
Labor contract drilling services	16,570	—	—			16,570
Depreciation & amortization	385,366	41,957	31,751	(a	)	459,074
General & administrative	71,261	76,864	(40,228)	(b	)	107,897

	1,363,526	234,793	(8,477)			1,589,842

Operating Income	799,865	(50,206)	2,153			751,812

Other income (expense)
Interest expense	(5,119)	(92,055)	68,464	(c	)	(28,710)
Preferred dividends	—	(37,660)	37,660	(c	)	—
Interest income and other, net	7,193	(6,608)	—			585

Income before income taxes	801,939	(186,529)	108,277			723,687
Income tax provision	(126,801)	4,785	(17,121)	(d	)	(139,137)

Net income (loss)	675,138	(181,744)	91,156			584,550
Loss attributable to non-controlling interests	(467)	10,201	—			9,734

Net income (loss) to controlling interests	$674,671	$(171,543)	$91,156			$594,284

Earnings per share
Basic	$2.63					$2.32
Diluted	$2.62					$2.31

Weighted average shares outstanding
Basic	253,944					253,944
Diluted	254,799					254,799
See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

Noble Corporation (Noble-Cayman)
Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended September 30, 2010
(in thousands)

			Pro Forma			Pro Forma
	Noble	Frontier	Adjustments			Combined

Operating revenues
Contract drilling services	$2,081,075	$176,457	$(6,324)	(a	)	$2,251,208
Reimbursables	57,163	8,130	—			65,293
Labor contract drilling services	23,704	—	—			23,704
Other	1,449	—	—			1,449

	2,163,391	184,587	(6,324)			2,341,654

Operating expenses
Contract drilling services	839,652	108,583	—			948,235
Reimbursables	44,459	7,389	—			51,848
Labor contract drilling services	16,570	—	—			16,570
Depreciation & amortization	384,775	41,957	31,751	(a	)	458,483
General & administrative	48,137	76,864	(40,228)	(b	)	84,773

	1,333,593	234,793	(8,477)			1,559,909

Operating Income	829,798	(50,206)	2,153			781,745

Other income (expense)
Interest expense	(5,122)	(92,055)	68,464	(c	)	(28,713)
Preferred dividends	—	(37,660)	37,660	(c	)	—
Interest income and other, net	6,320	(6,608)	—			(288)

Income before income taxes	830,996	(186,529)	108,277			752,744
Income tax provision	(124,340)	4,785	(16,201)	(d	)	(135,756)

Net income (loss)	706,656	(181,744)	92,076			616,988
Loss attributable to non-controlling interests	(467)	10,201	—			9,734

Net income (loss) to controlling interests	$706,189	$(171,543)	$92,076			$626,722

See Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
1. Basis of Presentation
     The unaudited pro forma condensed combined consolidated financial statements were prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the acquisition method of accounting, and are based on the historical financial statements of Noble-Swiss, Noble-Cayman and Frontier after giving effect to the cash paid by Noble to consummate the Merger and related transactions and financing, as well as pro forma adjustments.
     Accounting Standards Codification (“ASC”) 805, Business Combinations, requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date.
     ASC 820, as amended, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820, as amended, as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
     Under the acquisition method of accounting, the assets acquired and liabilities assumed were recorded as of the acquisition date at their respective fair values and added to those of Noble-Swiss and Noble-Cayman. Financial statements and reported results of operations of Noble-Swiss and Noble-Cayman issued after completion of the acquisition reflect these values, but are not retroactively restated to reflect the historical financial position or results of operations of Frontier.
     The unaudited pro forma condensed combined consolidated statements of operations for the nine months ended September 30, 2010 is presented as if the Merger had occurred on January 1, 2009.
     Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are expensed in the period in which the costs are incurred. Total advisory, legal, regulatory, and valuation costs incurred by Noble-Swiss were approximately $19 million for the nine months ended September 30, 2010.
2. Accounting Policies
     The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by Noble-Swiss and Noble-Cayman.

3. Purchase Price Allocation
     The following table summarizes our preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed on the acquisition date of July 28, 2010 (in thousands):

Fair value
ASSETS
Cash and cash equivalents	$77,375
Accounts receivable, net of $2,111 reserve	51,541
Other current assets	11,296
Other assets	11,469
Drilling equipment	2,527,148
Value of in-place contracts	77,260

Total assets acquired	$2,756,089

LIABILITIES
Accounts payable	$81,767
Other current liabilities	32,860
Consolidated joint ventures notes payable	688,748
Other liabilities	36,824
Non-controlling interests	124,628
Value of in-place contracts	84,243

Total liabilities assumed	1,049,070

Cash consideration paid	$1,707,019

4. Pro Forma Adjustments
     The pro forma adjustments included in the unaudited pro forma condensed combined consolidated statements of operations are as follows:
Description
(a)	Represents an adjustment to revenue for the amortization of the fair value of in-place contracts over the life of the contracts, which range from one to six years, and additional depreciation expense on the estimated fair value of Frontier drilling equipment at acquisition using an estimated average remaining useful life of 20 years.

(b)	Reflects payments made to certain Frontier employees that became payable at the time the acquisition was consummated. These are non-recurring, direct incremental costs of the acquisition and have been excluded from the pro forma statement of operations.

(c)	Represents elimination of interest expense, net of capitalized interest, and deferred financing costs on debt repaid by Frontier in connection with the acquisition and dividends on preferred shares. Also includes estimated interest expense of $24 million, net of capitalized interest of $13 million for the nine months ended September 30, 2010, on new long-term unsecured borrowings of $1.25 billion at an average effective interest rate of 4.99%.

(d)	Includes adjustment of income taxes for the items described in notes (a), (b) and (c), above, using Noble’s average income tax rate for the period presented. Due to the multiple jurisdictions in which Noble operates, the effective tax rate was used to calculate income taxes instead of the statutory rate in effect.

5. Unaudited Pro Forma Combined Earnings per Share
     The following table sets forth the computation of unaudited pro forma combined basic and diluted net income per share for Noble-Swiss (in thousands, except per share amounts).

Nine Months
Ended
September 30,
2010
Allocation of net income
Basic
Unaudited pro forma combined net income	$594,284
Earnings allocated to unvested share-based payment awards	(5,652)

Unaudited pro forma net income to common shareholders — basic	$588,632

Diluted
Unaudited pro forma combined net income	$594,284
Earnings allocated to unvested share-based payment awards	(5,632)

Unaudited pro forma net income to common shareholders — diluted	$588,652

Weighted average shares outstanding — basic	253,944
Incremental shares issuable from assumed exercise of stock options	855

Weighted average shares outstanding — diluted	254,799

Unaudited pro forma combined earnings per share
Basic	$2.32
Diluted	$2.31